Exhibit 21.1

SUBSIDIARY NAME	PLACE OF INCORP.	DATE OF INCORP.
BancTec (Puerto Rico), Inc.	Delaware	February 14, 1988
BTC International Holdings, Inc.	Delaware	December 21, 2001
BancTec (Canada), Inc.	Canada	June 11, 1986
BancTec Limited	England	October 27, 1976
SDS Applications Limited	England	April 4, 1996
Plexus Europe Limited	England	March 28, 1983
BancTec Holding N.V.	The Netherlands	May 24, 1991
BancTec A/S	Denmark	January 8, 1971
BancTec Iberica S.A.	Spain	April 9, 1981
Banctec AB	Sweden	September 30, 1992
Privatgirot AB	Sweden	June 24, 2009
BancTec OU	Estonia	October 27, 2005
BancTec S.A.	France	December 31, 1990
BancTec Business Outsourcing SAS	France	November 14, 2008
BancTec GmbH	Germany	December 14, 1976
BancTec ECM Solutions GmbH	Germany	November 2, 2009
Kleindienst Datadress GmbH	Germany	October 7, 1997
Beta Systems Software Africa Ltd	Nigeria	April 29, 2003
BancTec B.V.	The Netherlands	June 4, 1991
BancTec India Private Limited	India	July 19, 2010
Recognition Mexico Holding Inc. (dormant)	Delaware	September 30, 1994
Recognition de Mexico S.A. de C.V.	Mexico	November 16, 1994
BTC Ventures, Inc.	Delaware	November 6, 2002
BTI Technologies , L.P.	Texas	November 7, 2002
DocuData Solutions L.C.	Texas	March 3, 2008
BancTec (Philippines), Inc.	Philippines	April 28, 2010